Exhibit 99.1

TRANSACT TECHNOLOGIES DECLARES QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Hamden, CT – February 3, 2016 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, announced today that its Board of Directors has declared a quarterly cash dividend of $0.08 per share.  The dividend will be payable on March 13, 2016, to shareholders of record at the close of business on February 19, 2016.  On an annualized basis, the quarterly dividend represents an annual yield of 4.2% based on the $7.57 per share closing price of the Company's stock on February 2, 2016.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, and medical and mobile. TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the AccuDate™, Ithaca®, RESPONDER, Epic®, EPICENTRAL® and Printrex® product brands. TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over 2.7 million printers and terminals installed around the world. TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of products. Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets. Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com